Exhibit (h)(4)(i)

GMO SERIES TRUST

AMENDED AND Restated

SCHEDULE A

To conforming administration agreement

Dated as of DECEMBER 6, 2017

List of GMO Series Trust Funds

GMO Benchmark-Free Allocation Series Fund1
GMO Climate Change Series Fund2

GMO Core Plus Bond Series Fund1
GMO Emerging Country Debt Series Fund1
GMO Emerging Markets Series Fund1
GMO Global Asset Allocation Series Fund1
GMO Global Equity Allocation Series Fund1
GMO International Developed Equity Allocation Series Fund3
GMO International Equity Allocation Series Fund1
GMO Quality Series Fund1

GMO Resources Series Fund2
GMO SGM Major Markets Series Fund4
GMO U.S. Equity Allocation Series Fund5

IN WITNESS WHEREOF, the parties hereto agree that by signing below the provisions of the Conforming Agreement apply to each of series of the Series Trust listed herein.

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC*

By:	/s/ J.B. Kittredge
Name:	J.B. Kittredge
Title:	General Counsel
Reviewed by: DYC

*This Agreement is executed on behalf of Grantham, Mayo, Van Otterloo & Co. LLC (GMO) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this Agreement are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding upon only GMO and its assets. A Certificate of Organization of GMO is on file with the Secretary of the Commonwealth of Massachusetts.

1 Effective November 22, 2011.

2 Effective December 6, 2017.

3 Effective August 31, 2013.

4 Effective January 3, 2016.

5 Effective August 23, 2011.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President